Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.  33-79668, 333-31948, 333-99159, 333-102877, 333-103763, 333-104947, 333-109578, 333-111805, 333-177409, 333-117508, 333-124859, 333-149819, 333-158835, 333-160959 and 333-161130) and Form S-3 (Nos. 333-137578, 333-149820, 333-151484, 333-157706) of The South Financial Group, Inc. of our report dated March 16, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
March 16, 2010